Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
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Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2018 SECOND-QUARTER RESULTS;
REVISES 2018 FULL-YEAR REPORTED DILUTED EPS TO A RANGE OF $5.02 TO $5.12,
REFLECTING CURRENCY-NEUTRAL GROWTH OF APPROXIMATELY 8% TO 10% VS.
2017 ADJUSTED DILUTED EPS OF $4.72

2018 Second-Quarter

•	Reported diluted earnings per share of $1.41, up by $0.27 or 23.7% versus $1.14 in 2017

•	Adjusted diluted earnings per share of $1.41, up by $0.27 or 23.7% versus $1.14 in 2017

•	Excluding favorable currency of $0.04, adjusted diluted earnings per share up by $0.23 or 20.2% versus $1.14 in 2017 as detailed in the attached Schedule 2

•	Cigarette and heated tobacco unit shipment volume of 201.7 billion, up by 0.9%, or by 0.6% excluding the net impact of total estimated inventory movements, reflecting:

•	Cigarette shipment volume of 190.7 billion units, down by 2.8 billion units or 1.5%

•	Heated tobacco unit shipment volume of 11.0 billion units, up by 4.6 billion units, or 73.0%

•	Net revenues of $7.7 billion, up by 11.7%

•	Excluding favorable currency of $237 million, net revenues up by 8.3% as detailed in the attached
Schedule 3

•	Operating income of $3.1 billion, up by 13.0%

•	Excluding favorable currency of $87 million, operating income up by 9.8% as detailed in the attached Schedule 5

•	Adjusted operating income, reflecting the items detailed in the attached Schedule 6, of $3.1 billion, up by 13.0%

•	Excluding favorable currency of $87 million, adjusted operating income up by 9.8% as detailed in the attached Schedule 6

•	Increased the regular quarterly dividend by 6.5% to an annualized rate of $4.56 per common share

2018 Six Months Year-to-Date

•	Reported diluted earnings per share of $2.41, up by $0.24 or 11.1% versus $2.17 in 2017

•	Adjusted diluted earnings per share of $2.41, up by $0.28 or 13.1% versus $2.13 in 2017

•	Excluding favorable currency of $0.07, adjusted diluted earnings per share up by $0.21 or 9.9% versus $2.13 in 2017 as detailed in the attached Schedule 2

•	Cigarette and heated tobacco unit shipment volume of 375.6 billion, down by 0.6%, or by 0.2% excluding the net impact of total estimated inventory movements, reflecting:

•	Cigarette shipment volume of 355.0 billion units, down by 12.1 billion units or 3.3%

•	Heated tobacco unit shipment volume of 20.6 billion units, up by 9.8 billion units, or 90.6%

•	Net revenues of $14.6 billion, up by 12.6%

•	Excluding favorable currency of $564 million, net revenues up by 8.3% as detailed in the attached

Schedule 4

•	Operating income of $5.5 billion, up by 7.1%

•	Excluding favorable currency of $163 million, operating income up by 3.9% as detailed in the attached Schedule 5

•	Adjusted operating income, reflecting the items detailed in the attached Schedule 6, of $5.5 billion, up by 7.1%

•	Excluding favorable currency of $163 million, adjusted operating income up by 3.9% as detailed in the attached Schedule 6

2018 Full-Year Forecast
PMI revises its 2018 full-year reported diluted earnings per share forecast to be in a range of $5.02 to $5.12, at prevailing exchange rates, representing a projected increase of approximately 29% to 32% versus reported diluted earnings per share of $3.88 in 2017.

•
Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.07, the forecast range represents a projected increase of approximately 8% to 10% versus adjusted diluted earnings per share of $4.72 in 2017 as detailed in the attached Schedule 2.

2018 Full-Year Forecast Overview & Assumptions
This revised full-year forecast primarily reflects the effect of certain product and marketing initiatives, elements of which were first announced at the Annual Meeting of Shareholders in May 2018, notably:

•
The worldwide introduction of the next generation of IQOS devices towards the end of 2018, which requires the reduction of current generation device inventories, while the ramp-up of new devices is expected to occur in 2019;

•	A comprehensive set of new marketing programs in Japan, including the launch in October of a new heated tobacco mainstream-price product line for more price-sensitive consumers.
The forecast is based on the conservative view of a very limited favorable impact from these initiatives in Japan in 2018 (the full favorable effect therefore coming as of the beginning of 2019). Consequently, the forecast assumes that the sequential quarterly growth rate in new Japanese IQOS users for the second half of 2018 will be in line with that of the first half.
As a result, this forecast assumes:

•	Significant growth in PMI's in-market heated tobacco sales volume, reaching approximately 44 to 45 billion units in 2018;

•
Heated tobacco unit shipments of approximately 41 to 42 billion units in 2018, including an anticipated full-year inventory reduction -- concentrated in the third quarter of 2018 -- of approximately three billion units due to Japan;

•	A total cigarette and heated tobacco unit shipment volume decline for PMI of approximately 2% versus an estimated total international volume decline of 2% to 3%;

•	Currency-neutral net revenue growth of approximately 3% to 4%, compared to the previously disclosed assumption of approximately 8%, primarily reflecting:

◦
the reduction of inventories and lower-than-anticipated consumer off-take, primarily in Japan, of IQOS devices (representing approximately (2.5) points) and heated tobacco units (representing approximately (2.0) points);

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◦	the impact of moving to highly inflationary accounting in Argentina (representing approximately (0.5) points), as explained below;

◦	partially offset by higher-than-expected cigarette shipments (representing approximately 0.5 points).
This forecast further assumes:

•	A combustible product pricing variance of approximately 7%;

•	Net incremental investment behind RRPs of approximately $600 million for the full year;

•	Operating cash flow of approximately $9 billion, subject to currency movements and year-end working capital requirements;

•
Capital expenditures of approximately $1.5 billion compared to the previously disclosed assumption of $1.7 billion, primarily reflecting lower planned spending on heated tobacco unit manufacturing equipment, driven by increased production efficiency and dual-production flexibility at existing factories, coupled with an adjustment for revised production forecasts;

•	An effective tax rate of approximately 24%, as described in the section below; and

•	No share repurchases.
This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
2018 SECOND-QUARTER CONSOLIDATED RESULTS
NEW YORK, July 19, 2018 – Philip Morris International Inc. (NYSE: PM) today announced its 2018 second-quarter results.
"Our second-quarter earnings highlight the fundamental strength of our business, with positive total volume growth, currency-neutral net revenue growth of more than 8%, driven by higher pricing from our combustible product portfolio, and close to double-digit growth in ex-currency operating income," said André Calantzopoulos, Chief Executive Officer.
"We are seeing encouraging improvement in the markets we previously cited as challenging, with a sequential recovery of volume in the GCC and an improving pricing environment in Russia."
"Reflecting better execution, our heated tobacco portfolio across IQOS launch geographies is performing well, notably in key markets such as the EU. We are implementing the right marketing and product measures to reinvigorate growth in Japan, which is undoubtedly well below our initial expectation this year. These initiatives, which require the rightsizing this year of existing IQOS device and consumable inventories, will position PMI well for a strong overall performance in 2019.”
"Our revised 2018 EPS guidance reflects this decision, as well as the shift in previously positive currency to a headwind for the full year. Partially offsetting these impacts is the benefit of a further reduction of our effective tax rate."
"As demonstrated by our dividend increase of 6.5% last month, we remain confident in our long-term growth prospects, underpinned by the strength of our combustible portfolio and the proven potential of our smoke-free alternatives."

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Conference Call
A conference call, hosted by Martin King, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on July 19, 2018. Access is at www.pmi.com/2018Q2earnings. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.

Impact of U.S. Tax Reform
PMI's 2018 full-year diluted earnings per share forecast assumes a full-year effective tax rate of approximately 24%. The reduction in this rate compared to the full-year effective tax rate of 26% communicated in April 2018 mainly reflects further analysis, interpretation and clarifications of the scope and impact of the Tax Cuts and Jobs Act (the “Act”).
The Act has significant complexity, and our final full-year effective tax rate may differ from this assumption, due to, among other things, additional guidance that may be issued by the U.S. Treasury Department and the Internal Revenue Service, related interpretations and clarifications of tax law, and earnings mix by taxing jurisdiction.

U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy
Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI will begin to account for the operations of its Argentinian affiliates as highly inflationary, and treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018.

Dividends

During the quarter, PMI increased its regular quarterly dividend by 6.5%, from $1.07 to $1.14, representing an annualized rate of $4.56 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 147.8% from the initial annualized rate of $1.84 per common share, or a compound annual growth rate of 9.5%.

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PMI's Latest Clinical Results: A Step Further to Confirming Risk-Reduction
On June 8, PMI submitted the results of the first six-month term of its 6+6 month exposure response study ("ERS") to the U.S. FDA to add to the extensive body of evidence already presented to the agency in support of PMI’s pending application for authorization of IQOS as a modified risk tobacco product.
The ERS was a six-month randomized, controlled, two-arm parallel group, multi-center U.S. study in adults who switched from smoking cigarettes to IQOS as compared to continuing to smoke cigarettes. The study followed 984 people who were randomized to either continue smoking cigarettes (n=488), or switch to IQOS (n=496) for six months. The ERS assessed a set of eight co-primary clinical risk endpoints, which were selected because of their epidemiological association with smoking-related diseases. These endpoints are negatively impacted by smoking and based on literature are expected to improve within six months of smoking cessation.
The study met its primary objective: all eight of the co-primary clinical risk endpoints moved in the same direction as observed for smoking cessation in the group who switched to IQOS, with statistically significant changes in five of the eight endpoints compared with on-going smoking. These clinical risk endpoints are associated with diseases including heart and lung diseases, covering multiple organ systems, disease pathways, and biological mechanisms such as inflammation and oxidative stress.
The study was designed to address key questions related to the impact of switching to IQOS, as it is actually used. Study participants were adult smokers who had no intention to quit smoking and allowed them to freely use IQOS as well as other tobacco and nicotine containing products. The study met its primary objective, even though there was a proportion of the IQOS users in the study who concomitantly used cigarettes. In addition, data for a number of secondary clinical risk endpoints were also collected and analyzed in this study. These results provide further context and strength to the conclusion from the eight co-primary clinical risk endpoints. For more information on the ERS, go to www.clinicaltrials.gov (Identifier: NCT02396381). The full results will be submitted for publication in a peer-reviewed journal.
"The results are very encouraging," said André Calantzopoulos, Chief Executive Officer. "We believe this study on IQOS is the first ever clinical study of this magnitude to directly assess the risk-reduction potential of a smoke-free product in people who switch to it. Everything we’ve seen, including these new results, continues to point in the direction of risk reduction.”

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SHIPMENT VOLUME

PMI Shipment Volume by Region	Second-Quarter			Six Months Year-to-Date
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes
European Union	47,984	49,758	(3.6)%	87,655	92,298	(5.0)%
Eastern Europe	28,454	32,081	(11.3)%	50,493	56,677	(10.9)%
Middle East & Africa	34,177	32,333	5.7%	63,425	64,311	(1.4)%
South & Southeast Asia	44,788	42,025	6.6%	85,006	79,924	6.4%
East Asia & Australia	15,114	15,790	(4.3)%	29,205	33,033	(11.6)%
Latin America & Canada	20,204	21,553	(6.3)%	39,217	40,849	(4.0)%
Total PMI	190,721	193,540	(1.5)%	355,001	367,092	(3.3)%

Heated Tobacco Units
European Union	1,195	392	+100%	2,123	576	+100%
Eastern Europe	951	117	+100%	1,515	171	+100%
Middle East & Africa	971	112	+100%	1,680	163	+100%
South & Southeast Asia	—	—	—%	—	—	—%
East Asia & Australia	7,838	5,726	36.9%	15,180	9,871	53.8%
Latin America & Canada	32	3	+100%	55	4	+100%
Total PMI	10,987	6,350	73.0%	20,553	10,785	90.6%

Cigarettes and Heated Tobacco Units
European Union	49,179	50,150	(1.9)%	89,778	92,874	(3.3)%
Eastern Europe	29,405	32,198	(8.7)%	52,008	56,848	(8.5)%
Middle East & Africa	35,148	32,445	8.3%	65,105	64,474	1.0%
South & Southeast Asia	44,788	42,025	6.6%	85,006	79,924	6.4%
East Asia & Australia	22,952	21,516	6.7%	44,385	42,904	3.5%
Latin America & Canada	20,236	21,556	(6.1)%	39,272	40,853	(3.9)%
Total PMI	201,708	199,890	0.9%	375,554	377,877	(0.6)%
Second-Quarter
PMI's total shipment volume increased by 0.9%, principally driven by:

•
Middle East & Africa, reflecting higher cigarette shipment volume, principally in North Africa, notably Algeria and Egypt, and Turkey, as well as higher heated tobacco unit shipment volume, partly offset by lower cigarette shipment volume in the GCC, notably in Saudi Arabia and the UAE;

•	South & South East Asia, reflecting higher cigarette shipment volume, principally in Pakistan, the Philippines and Thailand; and

•
East Asia & Australia, primarily reflecting higher heated tobacco unit shipment volume in Japan and Korea, and higher cigarette shipment volume in Japan, partly offset by lower cigarette shipment volume, notably in Korea and Taiwan;

partly offset by

•
the EU, reflecting lower cigarette shipment volume, principally in France, Italy and Spain, partly offset by higher cigarette shipment volume in Germany, as well as higher heated tobacco unit shipment volume;

•	Eastern Europe, reflecting lower cigarette shipment volume, principally in Russia and Ukraine, partly offset by higher heated tobacco unit shipment volume; and

•	Latin America & Canada, reflecting lower cigarette shipment volume, principally in Argentina and Mexico.

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Excluding the net favorable impact of total estimated distributor inventory movements of approximately 0.5 billion units, reflecting favorable cigarette inventory movements of approximately 1.9 billion units, partly offset by unfavorable heated tobacco unit inventory movements of approximately 1.4 billion units, both driven mainly by Japan, PMI's total shipment volume increased by 0.6%.
Six Months Year-to-Date
Year-to-date, PMI's total shipment volume decreased by 0.6%, principally due to:

•	the EU, primarily reflecting lower cigarette shipment volume in France, Germany, Italy and Poland, partly offset by higher heated tobacco unit shipment volume;

•	Eastern Europe, reflecting lower cigarette shipment volume, principally in Russia and Ukraine, partly offset by higher heated tobacco unit shipment volume; and

•	Latin America & Canada, reflecting lower cigarette shipment volume, principally in Argentina and Mexico;
partly offset by

•
Middle East & Africa, reflecting higher cigarette shipment volume in North Africa, notably Egypt, and Turkey, as well as higher heated tobacco unit shipment volume, partly offset by lower cigarette shipment volume in the GCC, notably in Saudi Arabia and the UAE;

•	South & Southeast Asia, reflecting higher cigarette shipment volume, principally in Pakistan, the Philippines and Thailand, partly offset by Indonesia; and

•	East Asia & Australia, reflecting higher heated tobacco unit shipment volume, driven by Japan and Korea, partly offset by lower cigarette shipment volume, principally in Japan, Korea and Taiwan.
Excluding the net unfavorable impact of total estimated distributor inventory movements of approximately 1.6 billion units, reflecting unfavorable heated tobacco unit inventory movements of approximately 2.6 billion units, partly offset by favorable cigarette inventory movements of approximately 1.0 billion units, both driven mainly by Japan, PMI's total shipment volume decreased by 0.2%.

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PMI shipment volume by brand is shown in the table below.

PMI Shipment Volume by Brand	Second-Quarter			Six Months Year-to-Date
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes
Marlboro	68,893	68,830	0.1%	126,866	131,230	(3.3)%
L&M	23,196	23,369	(0.7)%	42,422	45,282	(6.3)%
Chesterfield	14,926	13,652	9.3%	28,801	25,195	14.3%
Philip Morris	12,523	12,688	(1.3)%	23,182	23,296	(0.5)%
Sampoerna A	10,174	10,617	(4.2)%	18,798	20,530	(8.4)%
Parliament	10,993	11,169	(1.6)%	19,453	20,368	(4.5)%
Bond Street	8,390	10,278	(18.4)%	15,365	18,763	(18.1)%
Dji Sam Soe	6,877	4,808	43.0%	13,573	9,267	46.5%
Lark	5,904	5,688	3.8%	11,421	12,214	(6.5)%
Fortune	4,155	3,427	21.2%	7,739	6,309	22.7%
Others	24,690	29,014	(14.9)%	47,381	54,638	(13.3)%
Total Cigarettes	190,721	193,540	(1.5)%	355,001	367,092	(3.3)%
Heated Tobacco Units	10,987	6,350	73.0%	20,553	10,785	90.6%
Total PMI	201,708	199,890	0.9%	375,554	377,877	(0.6)%

Note: Sampoerna A includes Sampoerna.
Second-Quarter
PMI's cigarette shipment volume of the following brands increased:

•	Marlboro, mainly driven by Indonesia, Japan, North Africa, the Philippines and Turkey, partly offset by the GCC, Italy, Korea and Mexico;

•	Chesterfield, mainly driven by Brazil, Colombia, Mexico and Turkey, partly offset by Italy and Russia;

•	Dji Sam Soe in Indonesia, notably reflecting the continued strong performance of its Magnum Mild 16s variant launched in the second quarter of 2017;

•	Lark, mainly driven by Japan and Turkey; and

•	Fortune in the Philippines, reflecting the favorable impact of its narrowed retail price gap to competitors' products.
PMI's cigarette shipment volume of the following brands decreased:

•	L&M, mainly due to Russia, Saudi Arabia, Taiwan and Turkey, partly offset by Egypt and Thailand;

•	Philip Morris, mainly due to Argentina, Italy and the Philippines, partly offset by Russia;

•	Sampoerna A in Indonesia, partly reflecting the impact of its retail price increasing past its round pack price point in the fourth quarter of 2017;

•	Parliament, mainly due to Korea, Russia and Saudi Arabia, partly offset by Turkey;

•	Bond Street, mainly due to Russia and Ukraine; and

•
"Others," mainly due to: mid-price brands, notably Sampoerna U in Indonesia, partly reflecting the impact of above-inflation retail price increases; and the successful portfolio consolidation of local, low-price brands into international trademarks, notably in Mexico and Russia; partly offset by low-price brands in Pakistan.

The increase in PMI's heated tobacco unit shipment volume was driven by EA&A, primarily Japan and Korea.
Six Months Year-to-Date
PMI's cigarette shipment volume of the following brands decreased:

•	Marlboro, mainly due to the EU, the GCC, Japan and Mexico, partly offset by Indonesia, North Africa and Turkey;

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•	L&M, mainly due to the GCC, Germany, North Africa, Russia, Taiwan and Ukraine, partly offset by Kazakhstan and Thailand;

•	Philip Morris, mainly due to Argentina, Italy and the Philippines, partly offset by Russia;

•	Sampoerna A in Indonesia, partly reflecting the impact of its retail price increasing past its round pack price point in the fourth quarter of 2017;

•	Parliament, mainly due to the GCC, Japan, Korea and Russia, partly offset by Turkey;

•	Bond Street, mainly due to Russia and Ukraine;

•	Lark, mainly due to Japan, partly offset by Turkey; and

•
"Others," mainly due to: mid-price brands, notably Sampoerna U in Indonesia, partly reflecting the impact of above-inflation retail price increases; and the successful portfolio consolidation of local, low-price brands into international trademarks, notably in Colombia, Mexico and Russia; partly offset by low-price brands in Pakistan.

PMI's cigarette shipment volume of the following brands increased:

•	Chesterfield, mainly driven by Argentina, Brazil, Colombia, the GCC, Mexico and Turkey, partly offset by Russia;

•	Dji Sam Soe in Indonesia, notably reflecting the continued strong performance of its Magnum Mild 16s variant launched in the second quarter of 2017; and

•	Fortune in the Philippines, reflecting the favorable impact of its narrowed retail price gap to competitors' products.
The increase in PMI's heated tobacco unit shipment volume was driven by EA&A, primarily Japan and Korea.
FINANCIAL SUMMARY
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,726	$ 6,917	11.7%	8.3%	809	237	383	141	48
Cost of Sales	(2,744)	(2,519)	(8.9)%	(4.9)%	(225)	(101)	—	(123)	(1)
Marketing, Administration and Research Costs	(1,868)	(1,639)	(14.0)%	(11.0)%	(229)	(49)	—	—	(180)
Amortization of Intangibles	(21)	(22)	4.5%	4.5%	1	—	—	—	1
Operating Income	$ 3,093	$ 2,737	13.0%	9.8%	356	87	383	18	(132)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 3,093	$ 2,737	13.0%	9.8%	356	87	383	18	(132)

Adjusted Operating Income Margin	40.0%	39.6%	0.4pp	0.5pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding favorable currency, increased by 8.3%, primarily reflecting a favorable pricing variance, driven by EU, EE, S&SA and LA&C, as well as favorable volume/mix, primarily in EA&A, despite the unfavorable impact of notably lower volume in the GCC and lower mix in Indonesia and Russia.
Operating income, excluding favorable currency, increased by 9.8%, reflecting: a favorable pricing variance and favorable volume/mix, partly offset by higher marketing, administration and research costs, primarily due to increased investment behind reduced-risk products, predominantly in the EU and EA&A.
Adjusted operating income margin, excluding currency, increased by 0.5 points to 40.1%, reflecting the factors

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mentioned above, as detailed in the attached Schedule 7.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 14,622	$ 12,981	12.6%	8.3%	1,641	564	682	304	91
Cost of Sales	(5,359)	(4,696)	(14.1)%	(9.1)%	(663)	(237)	—	(458)	32
Marketing, Administration and Research Costs	(3,701)	(3,088)	(19.9)%	(14.5)%	(613)	(164)	—	—	(449)
Amortization of Intangibles	(43)	(44)	2.3%	2.3%	1	—	—	—	1
Operating Income	$ 5,519	$ 5,153	7.1%	3.9%	366	163	682	(154)	(325)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 5,519	$ 5,153	7.1%	3.9%	366	163	682	(154)	(325)

Adjusted Operating Income Margin	37.7%	39.7%	(2.0)pp	(1.6)pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding favorable currency, increased by 8.3%, primarily reflecting a favorable pricing variance, driven by EU, EE, S&SA and LA&C, as well as favorable volume/mix, driven by EA&A, despite the unfavorable impact of notably lower volume in the GCC and lower mix in Indonesia and lower volume/mix in Russia.
Operating income, excluding favorable currency, increased by 3.9%, reflecting: a favorable pricing variance and favorable manufacturing costs, notably in S&SA and EA&A; partly offset by unfavorable volume/mix, largely due to the GCC, Indonesia and Russia, higher marketing, administration and research costs, primarily due to increased investment behind reduced-risk products, predominantly in the EU and EA&A, and the full-year contribution of $80 million to the Foundation for a Smoke-Free World recorded in the first quarter of 2018.
Adjusted operating income margin, excluding currency, decreased by 1.6 points to 38.1%, reflecting the factors mentioned above, as detailed in the attached Schedule 7.

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NET REVENUES BY PRODUCT CATEGORY

PMI Net Revenues	Second-Quarter				Six Months Year-to-Date
(in millions)				Excl.				Excl.
	2018	2017	Change	Curr.	2018	2017	Change	Curr.
Combustible Products
European Union	$ 2,321	$ 2,060	12.6%	0.2%	$ 4,157	$ 3,770	10.3%	(2.5)%
Eastern Europe	695	691	0.5%	1.6%	1,222	1,204	1.5%	(0.2)%
Middle East & Africa	910	968	(6.0)%	(5.7)%	1,794	1,925	(6.8)%	(7.3)%
South & Southeast Asia	1,156	1,046	10.5%	14.4%	2,237	2,077	7.7%	10.1%
East Asia & Australia	822	790	4.1%	1.1%	1,559	1,603	(2.7)%	(5.6)%
Latin America & Canada	802	748	7.3%	12.1%	1,506	1,353	11.3%	14.1%
Total PMI	$ 6,706	$ 6,302	6.4%	3.3%	$ 12,475	$ 11,931	4.6%	0.6%

RRPs
European Union	$ 182	$ 50	+100%	+100%	$ 334	$ 81	+100%	+100%
Eastern Europe	65	6	+100%	+100%	105	9	+100%	+100%
Middle East & Africa	112	10	+100%	+100%	189	14	+100%	+100%
South & Southeast Asia	—	—	—%	—%	—	—	—%	—%
East Asia & Australia	656	549	19.6%	15.7%	1,510	945	59.8%	54.8%
Latin America & Canada	5	1	+100%	+100%	9	1	+100%	+100%
Total PMI	$ 1,020	$ 615	65.9%	58.8%	$ 2,147	$ 1,050	+100%	95.9%

Combustible Products and RRPs
European Union	$ 2,503	$ 2,110	18.6%	5.5%	$4,491	$3,850	16.6%	3.1%
Eastern Europe	760	697	9.0%	10.3%	1,327	1,213	9.4%	7.7%
Middle East & Africa	1,022	978	4.5%	4.5%	1,983	1,939	2.3%	1.5%
South & Southeast Asia	1,156	1,046	10.5%	14.4%	2,237	2,077	7.7%	10.1%
East Asia & Australia	1,478	1,338	10.5%	7.1%	3,069	2,548	20.4%	16.8%
Latin America & Canada	807	748	7.9%	12.7%	1,515	1,354	11.9%	14.6%
Total PMI	$ 7,726	$ 6,917	11.7%	8.3%	$ 14,622	$ 12,981	12.6%	8.3%
Note: Sum of product categories or Regions might not foot to total PMI due to rounding.

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EUROPEAN UNION REGION
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,503	$ 2,110	18.6%	5.5%	393	278	71	44	—

Operating Income	$ 1,177	$ 944	24.7%	6.8%	233	169	71	19	(26)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,177	$ 944	24.7%	6.8%	233	169	71	19	(26)

Adjusted Operating Income Margin	47.0%	44.7%	2.3pp	0.6pp
Net revenues, excluding favorable currency, increased by 5.5%, reflecting: a favorable pricing variance, driven principally by Germany, Italy and Poland, partly offset by France; and favorable volume/mix, mainly driven by favorable volume in Bulgaria, the Czech Republic, Germany and Poland, partly offset by France.
Operating income, excluding favorable currency, increased by 6.8%, mainly reflecting: a favorable pricing variance; and favorable volume/mix, driven principally by Bulgaria, the Czech Republic and Romania, partly offset by France and Italy; partially offset by higher manufacturing costs and higher marketing, administration and research costs, primarily reflecting increased investment behind reduced-risk products.
Adjusted operating income margin, excluding currency, increased by 0.6 points to 45.3%, reflecting the factors mentioned above, as detailed on Schedule 7.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,491	$ 3,850	16.6%	3.1%	641	523	117	1	—

Operating Income	$ 1,917	$ 1,692	13.3%	(3.2)%	225	279	117	(48)	(123)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,917	$ 1,692	13.3%	(3.2)%	225	279	117	(48)	(123)

Adjusted Operating Income Margin	42.7%	43.9%	(1.2)pp	(2.6)pp
Net revenues, excluding favorable currency, increased by 3.1%, reflecting a favorable pricing variance, driven principally by Germany and Poland, partly offset by France.
Operating income, excluding favorable currency, decreased by 3.2%, mainly due to: unfavorable volume/mix, notably in France, Germany and the United Kingdom; higher marketing, administration and research costs, primarily reflecting increased investment behind reduced-risk products across the Region; and higher manufacturing costs; partly offset by a favorable pricing variance.
Adjusted operating income margin, excluding currency, decreased by 2.6 points to 41.3%, reflecting the factors mentioned above, as detailed on Schedule 7.

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Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Second-Quarter			Six Months Year-to-Date
			Change			Change
	2018	2017	% / pp	2018	2017	% / pp
Total Market (billion units)	125.9	128.5	(2.0)%	233.6	240.8	(3.0)%

PMI Shipment Volume (million units)
Cigarettes	47,984	49,758	(3.6)%	87,655	92,298	(5.0)%
Heated Tobacco Units	1,195	392	+100.0%	2,123	576	+100.0%
Total EU	49,179	50,150	(1.9)%	89,778	92,874	(3.3)%

PMI Market Share
Marlboro	18.5%	18.7%	(0.2)	18.5%	18.7%	(0.2)
L&M	7.0%	7.0%	—	6.9%	7.0%	(0.1)
Chesterfield	5.9%	5.9%	—	5.9%	6.0%	(0.1)
Philip Morris	2.9%	3.1%	(0.2)	3.0%	3.1%	(0.1)
HEETS	1.0%	0.2%	0.8	0.9%	0.2%	0.7
Others	3.2%	3.1%	0.1	3.2%	3.2%	—
Total EU	38.5%	38.0%	0.5	38.4%	38.2%	0.2
Second-Quarter
The estimated total market in the EU decreased by 2.0% to 125.9 billion units, mainly due to:

•	France, down by 12.4%, primarily reflecting the impact of significant excise-tax driven price increases in November 2017 and March 2018, and an increase in the prevalence of illicit trade; and

•	Italy, down by 2.9%, primarily reflecting the impact of retail price increases in March 2018;
partly offset by

•	Poland, up by 4.7%, primarily reflecting a reduction in the prevalence of illicit trade.
PMI's total shipment volume decreased by 1.9% to 49.2 billion units, or by 0.8% excluding the net impact of unfavorable estimated distributor inventory movements, notably due to:

•
France, down by 5.0%, primarily due to a lower total market, partly offset by higher market share primarily driven by Marlboro, benefiting from its round price of €8.00/pack as of March 2018, and Philip Morris;

•
Italy, down by 9.2%, or by 3.9% excluding unfavorable distributor inventory movements reflecting the normalization of distributor inventory levels, partly offset by higher heated tobacco unit shipment volume; and

•	Spain, down by 4.8%, primarily due to the lower total market and unfavorable distributor inventory movements;
partly offset by

•	Germany, up by 2.2%, primarily driven by higher market share, notably of Marlboro, and higher heated tobacco unit shipment volume; and

•	Poland, up by 2.7%, primarily reflecting the higher total market.
PMI's total market share increased by 0.5 points to 38.5%, with gains notably in Austria, Belgium, Bulgaria, France, Germany, Greece, Hungary, the Netherlands, Portugal, Romania and the United Kingdom, partly offset by declines, notably in the Czech Republic, Italy, Poland, Spain and Switzerland.
Six Months Year-to-Date

- -13 -

The estimated total market in the EU decreased by 3.0% to 233.6 billion units, or by 2.5% excluding the net impact of unfavorable estimated trade inventory movements, notably due to:

•	France, down by 10.9%, reflecting the same factors as in the quarter;

•	Germany, down by 4.3%, primarily reflecting the impact of price increases in 2017 and in March 2018;

•	Italy, down by 1.9%, reflecting the same factor as in the quarter; and

•	the United Kingdom, down by 7.0%, primarily reflecting the impact of price increases.
PMI's total shipment volume decreased by 3.3% to 89.8 billion units, or by 2.6% excluding the net impact of unfavorable estimated distributor inventory movements, notably due to:

•	France, down by 6.8%, primarily due to the same factors as in the quarter;

•	Germany, down by 4.8%, primarily due to the lower total market; and

•
Italy, down by 4.3%, or by 2.2% excluding unfavorable distributor inventory movements associated with the timing of price increases in March 2018, partly offset by higher heated tobacco unit shipment volume.

PMI's total market share increased by 0.2 points to 38.4%, with gains notably in Belgium, Bulgaria, France, Greece, Hungary, Portugal and Romania, partly offset by declines, notably in Austria, the Czech Republic, Germany, Italy, Poland, Switzerland and the United Kingdom.

EASTERN EUROPE REGION
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 760	$ 697	9.0%	10.3%	63	(9)	92	(20)	—

Operating Income	$ 261	$ 224	16.5%	25.9%	37	(21)	92	(41)	7
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 261	$ 224	16.5%	25.9%	37	(21)	92	(41)	7

Adjusted Operating Income Margin	34.3%	32.1%	2.2pp	4.6pp
Net revenues, excluding unfavorable currency, increased by 10.3%, reflecting a favorable pricing variance, driven by Russia and Ukraine, partly offset by unfavorable volume/mix, primarily due to lower mix in Russia.
Operating income, excluding unfavorable currency, increased by 25.9%, mainly reflecting: a favorable pricing variance, as well as lower manufacturing costs, primarily in Russia; partly offset by unfavorable volume/mix, predominantly in Russia.
Adjusted operating income margin, excluding currency, increased by 4.6 points to 36.7%, reflecting the factors mentioned above, as detailed on Schedule 7.

- -14 -

Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,327	$ 1,213	9.4%	7.7%	114	20	152	(58)	—

Operating Income	$ 412	$ 383	7.6%	11.0%	29	(13)	152	(88)	(22)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 412	$ 383	7.6%	11.0%	29	(13)	152	(88)	(22)

Adjusted Operating Income Margin	31.0%	31.6%	(0.6)pp	0.9pp
Net revenues, excluding favorable currency, increased by 7.7%, reflecting a favorable pricing variance, driven by Russia and Ukraine, largely driven by annualization of prior-year pricing and first-quarter 2018 price increases, partly offset by unfavorable volume/mix, primarily due to Russia.
Operating income, excluding unfavorable currency, increased by 11.0%, mainly reflecting: a favorable pricing variance; partly offset by unfavorable volume/mix, predominantly due to Russia, and higher marketing, administration and research costs notably reflecting increased investments behind reduced-risk products in Russia.
Adjusted operating income margin, excluding currency, increased by 0.9 points to 32.5%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	28,454	32,081	(11.3)%	50,493	56,677	(10.9)%
Heated Tobacco Units	951	117	+100.0%	1,515	171	+100.0%
Total Eastern Europe	29,405	32,198	(8.7)%	52,008	56,848	(8.5)%
Second-Quarter
The estimated total market in Eastern Europe decreased, notably due to:

•	Russia, down by 7.7%, primarily reflecting an increase in the prevalence of illicit trade, as well as the timing and impact of retail price increases; and

•	Ukraine, down by 8.6%, primarily reflecting the timing and impact of excise-tax driven retail price increases and an increase in the prevalence of illicit trade.
PMI's total shipment volume decreased by 8.7% to 29.4 billion units, notably in:

•
Russia, down by 10.4%, mainly due to the lower total market; lower market share, largely due to Bond Street, reflecting the impact of down-trading to competitive products in the low price segment, partly offset by Philip Morris; partially offset by higher heated tobacco unit shipment volume; and

•	Ukraine, down by 11.8%, mainly due to the lower total market.
Six Months Year-to-Date
The estimated total market in Eastern Europe decreased, notably due to:

- -15 -

•	Russia, down by 8.9%, mainly reflecting the same factors as in the quarter; and

•	Ukraine, down by 9.9%, mainly reflecting the same factors as in the quarter.
PMI's total shipment volume decreased by 8.5% to 52.0 billion units, notably in:

•
Russia, down by 11.9%, mainly due to the lower total market; lower market share, largely due to Bond Street, reflecting the impact of down-trading to competitive products in the low price segment, partly offset by Philip Morris; partially offset by higher heated tobacco unit shipment volume; and

•	Ukraine, down by 10.8%, mainly due to the lower total market.

MIDDLE EAST & AFRICA REGION
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,022	$ 978	4.5%	4.5%	44	—	(27)	23	48

Operating Income	$ 403	$ 477	(15.5)%	(12.6)%	(74)	(14)	(27)	—	(33)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 403	$ 477	(15.5)%	(12.6)%	(74)	(14)	(27)	—	(33)

Adjusted Operating Income Margin	39.4%	48.8%	(9.4)pp	(8.0)pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding currency, increased by 4.5%, reflecting: favorable volume/mix, principally driven by higher volume in Egypt, PMI Duty Free and Turkey, partly offset by Saudi Arabia and the UAE; and a favorable "cost/other" variance, as described above; partly offset by an unfavorable pricing variance, mainly due to Saudi Arabia, partly offset by Egypt.
Operating income, excluding unfavorable currency, decreased by 12.6%, mainly reflecting an unfavorable pricing variance; higher manufacturing costs, principally in Egypt and Turkey; and higher marketing, administration and research costs, mainly reflecting increased investments behind reduced-risk products in PMI Duty Free.
Adjusted operating income margin, excluding currency, decreased by 8.0 points to 40.8%, reflecting the factors mentioned above, as detailed on Schedule 7.

- -16 -

Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,983	$ 1,939	2.3%	1.5%	44	14	(51)	(10)	91

Operating Income	$ 777	$ 968	(19.7)%	(15.0)%	(191)	(46)	(51)	(50)	(44)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 777	$ 968	(19.7)%	(15.0)%	(191)	(46)	(51)	(50)	(44)

Adjusted Operating Income Margin	39.2%	49.9%	(10.7)pp	(8.1)pp
“Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.  This immaterial presentational change, made in conjunction with the new revenue recognition standard, is prospective only.
Net revenues, excluding favorable currency, increased by 1.5%, reflecting: a favorable "cost/other" variance, as described above; partly offset by an unfavorable pricing variance, driven mainly by Saudi Arabia and Turkey, partly offset by Egypt, as well as unfavorable volume/mix, primarily due to lower volume in Saudi Arabia and the UAE, partly offset by higher volume in PMI Duty Free and Turkey.
Operating income, excluding unfavorable currency, decreased by 15.0%, mainly reflecting: an unfavorable pricing variance, unfavorable volume/mix, principally due to Saudi Arabia and the UAE, partly offset by PMI Duty Free and Turkey, as well as higher manufacturing costs, principally in Egypt, and higher marketing, administration and research costs, mainly reflecting increased investments behind reduced-risk products in PMI Duty Free.
Adjusted operating income margin, excluding currency, decreased by 8.1 points to 41.8%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	34,177	32,333	5.7%	63,425	64,311	(1.4)%
Heated Tobacco Units	971	112	+100.0%	1,680	163	+100.0%
Total Middle East & Africa	35,148	32,445	8.3%	65,105	64,474	1.0%
Second-Quarter
The estimated total market in the Middle East & Africa increased, notably driven by:

•	North Africa, up by 7.5%, driven by Algeria and Egypt; and

•	Turkey, up by 11.0%, primarily reflecting a reduction in the prevalence of illicit trade;
partly offset by

•
Saudi Arabia and the UAE, down by 23.8%, and 28.3%, respectively, reflecting the impact of retail price increases in 2017 and the quarter following the introduction of the new excise tax in June and October 2017, respectively, and VAT in January 2018.

PMI's total shipment volume increased by 8.3% to 35.1 billion units, notably in:

•	Egypt, up by 17.7%, or by 13.9% excluding estimated trade inventory movements, reflecting a higher total market and higher market share;

- -17 -

•	Turkey, up by 11.3%, reflecting a higher total market; and

•	PMI Duty Free, reflecting higher heated tobacco unit shipment volume;
partly offset by

•	Saudi Arabia, down by 42.0%, reflecting the lower total market and market share due to the impact of excise and VAT-driven price increases; and

•	the UAE, down by 69.6%, reflecting the impact of excise and VAT-driven price increases.
Six Months Year-to-Date
The estimated total market in the Middle East & Africa decreased, notably due to:

•	Algeria, down by 8.9%, or up by 1.8% excluding the unfavorable impact of trade inventory movements associated with the first quarter of 2018; and

•	Saudi Arabia and the UAE, down by 33.2% and 30.1%, respectively, primarily reflecting the same factors as in the quarter;
partly offset by

•	Turkey, up by 14.0%, primarily reflecting the same factor as in the quarter.
PMI's total shipment volume increased by 1.0% to 65.1 billion units, notably in:

•	Egypt, up by 5.3%, reflecting the same factor as in the quarter;

•	Turkey, up by 13.8%, reflecting a higher total market; and

•	PMI Duty Free, mainly reflecting higher heated tobacco shipment volume;
partly offset by

•	Saudi Arabia, down by 61.1%, reflecting the same factors as in the quarter; and

•	the UAE, down by 67.2%, reflecting the same factors as in the quarter.

SOUTH & SOUTHEAST ASIA REGION
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,156	$ 1,046	10.5%	14.4%	110	(41)	149	2	—

Operating Income	$ 440	$ 319	37.9%	43.9%	121	(19)	149	(18)	9
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 440	$ 319	37.9%	43.9%	121	(19)	149	(18)	9

Adjusted Operating Income Margin	38.1%	30.5%	7.6pp	7.8pp
Net revenues, excluding unfavorable currency, increased by 14.4%, reflecting: a favorable pricing variance, driven principally by Indonesia and the Philippines, partly offset by Thailand. Unfavorable mix in Indonesia was offset by favorable volume in Pakistan, the Philippines and Thailand.
Operating income, excluding unfavorable currency, increased by 43.9%, mainly reflecting: a favorable pricing variance; a favorable manufacturing cost comparison, driven by the Philippines; partly offset by unfavorable volume/mix, mainly due to Indonesia, partly offset by Pakistan, the Philippines and Thailand.

- -18 -

Adjusted operating income margin, excluding currency, increased by 7.8 points to 38.3%, reflecting the factors mentioned above, as detailed on Schedule 7.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,237	$ 2,077	7.7%	10.1%	160	(49)	251	(42)	—

Operating Income	$ 869	$ 689	26.1%	30.6%	180	(31)	251	(72)	32
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 869	$ 689	26.1%	30.6%	180	(31)	251	(72)	32

Adjusted Operating Income Margin	38.8%	33.2%	5.6pp	6.2pp
Net revenues, excluding unfavorable currency, increased by 10.1%, reflecting: a favorable pricing variance, driven principally by Indonesia and the Philippines, partly offset by Thailand; partly offset by unfavorable volume/mix, mainly due to unfavorable mix in Indonesia, partly offset by favorable volume in Pakistan and Thailand.
Operating income, excluding unfavorable currency, increased by 30.6%, mainly driven by a favorable pricing variance, as well as a favorable manufacturing cost comparison, driven by Indonesia and the Philippines. The favorable pricing variance and cost comparison were partly offset by unfavorable volume/mix, mainly due to Indonesia, partly offset by Pakistan and Thailand.
Adjusted operating income margin, excluding currency, increased by 6.2 points to 39.4%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	44,788	42,025	6.6%	85,006	79,924	6.4%
Heated Tobacco Units	—	—	—%	—	—	—%
Total South & Southeast Asia	44,788	42,025	6.6%	85,006	79,924	6.4%
Second-Quarter
The estimated total market in South & Southeast Asia increased, notably driven by:

•
Pakistan, up by 39.5% or approximately 4.2 billion units, notably reflecting an increase in the duty-paid market driven by a reduction in the prevalence of illicit trade resulting from excise tax reform in May 2017. Excluding the net impact of favorable estimated trade inventory movements, the total market was up by 29.1%;

partly offset by

•	Indonesia, down by 0.6%, reflecting soft consumer spending and above inflation excise tax-driven retail price increases;

•
the Philippines, down by 0.7%, reflecting the impact of excise tax-driven retail price increases in 2017 and an approximately 29% excise-tax driven increase to the industry weighted average retail pack price on a year-to-date basis; and

- -19 -

•	Thailand, down by 8.5%, primarily reflecting the impact of excise tax-driven price increases.
PMI's total shipment volume increased by 6.6% to 44.8 billion units, mainly driven by:

•	Indonesia, up by 0.7%, mainly driven by higher market share, driven by Marlboro Filter Black 20s and Dji Sam Soe Magnum Mild 16s, partly offset by a lower total market;

•	Pakistan, up by 57.8%, notably reflecting the higher total market, primarily driven by the reduction in the prevalence of illicit trade;

•	the Philippines, up by 3.9%, mainly reflecting higher market share driven by Marlboro; and Fortune, reflecting a narrower retail price gap to competitors' products; and

•	Thailand, up by 65.0%, mainly reflecting higher market share driven by the price repositioning of the L&M 7.1 variant.
Six Months Year-to-Date
The estimated total market in South & Southeast Asia increased, notably driven by:

•
Pakistan, up by 75.4% or approximately 12.6 billion units, notably reflecting an increase in the duty-paid market driven by a reduction in the prevalence of illicit trade resulting from excise tax reform in May 2017. Excluding the net impact of favorable estimated trade inventory movements, the total market was up by 30.5%;

partly offset by

•	Indonesia, down by 1.5%, primarily reflecting the same factors as in the quarter;

•	the Philippines, down by 3.9%, primarily reflecting the same factors as in the quarter; and

•	Thailand, down by 9.7%, primarily reflecting the same factors as in the quarter.
PMI's total shipment volume increased by 6.4% to 85.0 billion units, mainly driven by:

•	Pakistan, up by over 100%, notably reflecting the same dynamics as in the quarter;

•	the Philippines, up by 1.5%, mainly reflecting the same factors as in the quarter; and

•	Thailand, up by 54.8%, mainly reflecting the same factors as in the quarter;
partly offset by

•	Indonesia, down by 0.5%, mainly due to the lower total market, partially offset by higher market share, driven by Marlboro Filter Black 20s and Dji Sam Soe Magnum Mild 16s.

- -20 -

EAST ASIA & AUSTRALIA REGION
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,478	$ 1,338	10.5%	7.1%	140	45	(36)	131	—

Operating Income	$ 498	$ 510	(2.4)%	(1.4)%	(12)	(5)	(36)	99	(70)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 498	$ 510	(2.4)%	(1.4)%	(12)	(5)	(36)	99	(70)

Adjusted Operating Income Margin	33.7%	38.1%	(4.4)pp	(3.0)pp
Net revenues, excluding favorable currency, increased by 7.1%, reflecting: a favorable volume/mix, driven by heated tobacco unit volume in Japan and Korea, partly offset by unfavorable volume in Australia. The favorable volume/mix was partly offset by an unfavorable pricing variance, mainly due to Korea, reflecting the impact of the excise tax increase on the heated tobacco category in December 2017, partly offset by Australia. The pricing variance was also unfavorably impacted by the retail price adjustment of June 1, 2018, in Japan of IQOS device inventories in the distribution and retail trade channels.
Operating income, excluding unfavorable currency, decreased by 1.4%, mainly reflecting: an unfavorable pricing variance; higher marketing, administration and research costs, principally related to increased investment behind reduced-risk products in Japan and Korea; partly offset by favorable volume/mix and lower manufacturing costs, primarily related to Japan.
Adjusted operating income margin, excluding currency, decreased by 3.0 points to 35.1%, reflecting the factors mentioned above, as detailed on Schedule 7.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,069	$ 2,548	20.4%	16.8%	521	93	(21)	449	—

Operating Income	$ 1,013	$ 982	3.2%	2.0%	31	11	(21)	145	(104)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 1,013	$ 982	3.2%	2.0%	31	11	(21)	145	(104)

Adjusted Operating Income Margin	33.0%	38.5%	(5.5)pp	(4.8)pp

- -21 -

Net revenues, excluding favorable currency, increased by 16.8%, reflecting a favorable volume/mix, driven by heated tobacco unit volume and IQOS device sales in Japan and Korea. The favorable volume/mix was partly offset by unfavorable volume in Australia and an unfavorable pricing variance, mainly due to Korea, reflecting the same dynamic as in the quarter, partly offset by Australia. The pricing variance was also unfavorably impacted by the retail price adjustment of June 1, 2018, in Japan of IQOS device inventories in the distribution and retail trade channels.
Operating income, excluding favorable currency, increased by 2.0%, mainly reflecting: favorable volume/mix, mainly in Japan and Korea, partly offset by Australia, and lower manufacturing costs, primarily related to Japan. The favorable volume/mix was partly offset by an unfavorable pricing variance and higher marketing, administration and research costs, principally related to increased investment behind reduced-risk products in Japan and Korea.
Adjusted operating income margin, excluding currency, decreased by 4.8 points to 33.7%, reflecting the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	15,114	15,790	(4.3)%	29,205	33,033	(11.6)%
Heated Tobacco Units	7,838	5,726	36.9%	15,180	9,871	53.8%
Total East Asia & Australia	22,952	21,516	6.7%	44,385	42,904	3.5%
Second-Quarter
The estimated total market in East Asia & Australia decreased, notably due to:

•	Australia, down by 11.7%, primarily reflecting the impact of excise tax-driven retail price increases in 2017 and in the first quarter of 2018;

•	Japan, down by 1.9%, primarily reflecting the decline of the total cigarette market; and

•	Taiwan, down by 57.7%, primarily reflecting the impact of excise tax-driven retail price increases in June 2017.
PMI's total shipment volume increased by 6.7% to 23.0 billion units, or by 4.3% excluding the net favorable impact of an estimated 0.5 billion units of distributor inventory movements primarily in Japan. The increase was mainly driven by higher heated tobacco unit shipment volume in Japan and Korea, reflecting higher market share, partly offset by lower cigarette shipment volume, mainly in Korea, down by 14.8%, primarily reflecting the lower total cigarette market and out-switching to heated tobacco units, and Taiwan, down by 40.1%, primarily reflecting the lower total market, partly offset by higher share.
The net favorable distributor inventory movements in Japan of an estimated 0.5 billion units reflected:

•
Net favorable cigarette inventory movements of approximately 2.0 billion, reflecting a cigarette inventory reduction in the second quarter of 2017 of approximately 1.3 billion units, driven by out-switching to HeatSticks, and favorable cigarette inventory movements in the second quarter of 2018 of approximately 0.7 billion units, reflecting category consumption trends;

partly offset by

•
Net unfavorable heated tobacco unit inventory movements of approximately 1.5 billion units, driven by the build-up of HeatStick inventory in the second quarter of 2017 in response to increasing market demand.

- -22 -

Excluding the impact of estimated distributor inventory movements, PMI's total shipment volume in Japan was up by 5.0%, reflecting an increase of heated tobacco unit shipment volume of 39.8% partly offset by a decline of cigarette shipment volume of 19.0%.
Six Months Year-to-Date
The estimated total market in East Asia & Australia decreased, notably due to:

•	Australia, down by 10.1%, primarily reflecting the same factors as in the quarter;

•	Japan, down by 2.1%, primarily reflecting the same factors as in the quarter; and

•	Taiwan, down by 45.9% primarily reflecting the same factors as in the quarter.
PMI's total shipment volume increased by 3.5% to 44.4 billion units, or by 7.7% excluding the net unfavorable impact of an estimated 1.8 billion units of distributor inventory movements primarily in Japan. The increase was mainly driven by higher heated tobacco unit shipment volume in Japan and Korea, reflecting higher market share, partly offset by lower cigarette shipment in Japan and Korea, down by 12.2% and 10.9%, respectively, primarily reflecting the lower total cigarette market and out-switching to heated tobacco units, and Taiwan, down by 34.8%, primarily reflecting the lower total market, partly offset by higher share.
The net unfavorable distributor inventory movements in Japan of an estimated 1.9 billion units reflected:

•
Net unfavorable heated tobacco unit inventory movements of approximately 2.9 billion units, reflecting inventory build-up during the first six months of 2017 to meet increasing market demand; partly offset by

•	Net favorable cigarette inventory movements of approximately 1.0 billion units, mainly driven by inventory build-up during the first six months of 2018, reflecting category consumption trends.
Excluding the impact of estimated distributor inventory movements, PMI's total shipment volume in Japan was up by 8.1%, reflecting an increase of heated tobacco unit shipment volume of 57.8%, partly offset by a decline of cigarette shipment volume of 17.7%.

LATIN AMERICA & CANADA REGION
Second-Quarter

Financial Summary - Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 807	$ 748	7.9%	12.7%	59	(36)	134	(39)	—

Operating Income	$ 314	$ 263	19.4%	28.1%	51	(23)	134	(41)	(19)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 314	$ 263	19.4%	28.1%	51	(23)	134	(41)	(19)

Adjusted Operating Income Margin	38.9%	35.2%	3.7pp	4.8pp
Net revenues, excluding unfavorable currency, increased by 12.7%, reflecting a favorable pricing variance, notably in Argentina, Canada and Mexico, partly offset by unfavorable volume/mix, mainly due to unfavorable volume in Canada and Mexico.
Operating income, excluding unfavorable currency, increased by 28.1%, largely reflecting a favorable pricing variance, partly offset by unfavorable volume/mix, mainly in Canada and Mexico, higher manufacturing costs, notably

- -23 -

in Argentina and Canada, and higher marketing, administration and research costs, partly related to increased investment behind reduced-risk products in the Region.
Adjusted operating income margin, excluding currency, increased by 4.8 points to 40.0%, principally driven by the factors mentioned above, as detailed on Schedule 7.
Six Months Year-to-Date

Financial Summary - Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2018	2017	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,515	$ 1,354	11.9%	14.6%	161	(37)	234	(36)	—

Operating Income	$ 531	$ 439	21.0%	29.4%	92	(37)	234	(41)	(64)
Asset Impairment & Exit Costs	—	—	—%	—%	—	—	—	—	—
Adjusted Operating Income	$ 531	$ 439	21.0%	29.4%	92	(37)	234	(41)	(64)

Adjusted Operating Income Margin	35.0%	32.4%	2.6pp	4.2pp
Net revenues, excluding unfavorable currency, increased by 14.6%, reflecting a favorable pricing variance across the Region, notably in Argentina, Canada and Mexico, partly offset by unfavorable volume/mix, mainly due to unfavorable volume in Argentina and Mexico.
Operating income, excluding unfavorable currency, increased by 29.4%, largely reflecting a favorable pricing variance, partly offset by: unfavorable volume/mix, mainly in Argentina and Mexico; higher manufacturing costs, mainly in Argentina; higher marketing, administration and research costs, partly related to increased investment behind reduced-risk products in the Region, coupled with an unfavorable comparison to 2017 related to the sale of assets, primarily in the Dominican Republic.
Adjusted operating income margin, excluding currency, increased by 4.2 points to 36.6%, principally driven by the factors mentioned above, as detailed on Schedule 7.

Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2018	2017	Change	2018	2017	Change
Cigarettes	20,204	21,553	(6.3)%	39,217	40,849	(4.0)%
Heated Tobacco Units	32	3	+100.0%	55	4	+100.0%
Total Latin America & Canada	20,236	21,556	(6.1)%	39,272	40,853	(3.9)%
Second-Quarter
The estimated total market in Latin America & Canada decreased, notably due to:

•	Brazil, down by 8.5%, primarily reflecting the impact of retail price increases in 2017; and

•	Mexico, down by 5.6%, or up by 0.9% excluding estimated trade inventory movements related to the timing of price increases in June 2018 compared to the prior year.

- -24 -

PMI's total shipment volume decreased by 6.1% to 20.2 billion units, notably in:

•	Argentina, down by 4.4%, reflecting the lower total market and lower market share;

•	Canada, down by 2.9%, reflecting the lower total market; and

•	Mexico, down by 11.2%, reflecting the lower total market and lower market share impacted by the trade inventory movements described above.
Six Months Year-to-Date
The estimated total market in Latin America & Canada decreased, notably due to:

•	Brazil, down by 8.3%, primarily reflecting the same factor as in the quarter;

•	Colombia, down by 10.4%, primarily reflecting the impact of excise tax-driven retail price increases of approximately 25% in the first quarter of 2018; and

•	Mexico, down by 4.3%, or by 0.7% excluding the impact of estimated trade inventory movements.
PMI's total shipment volume decreased by 3.9% to 39.3 billion units, notably in:

•	Argentina, down by 3.0%, reflecting the same factors as in the quarter; and

•	Mexico, down by 8.2%, reflecting the same factors as in the quarter.

- -25 -

Philip Morris International: Who We Are
We are a leading international tobacco company engaged in the manufacture and sale of cigarettes and other nicotine-containing products in markets outside the United States of America.  We’re building our future on smoke-free products that are a much better consumer choice than continuing to smoke cigarettes.  Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, we aim to ensure that our smoke-free products meet adult consumer preferences and rigorous regulatory requirements. Our vision is that these products ultimately replace cigarettes to the benefit of adult smokers, society, our company and our shareholders.  For more information, see www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2018. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

- -26 -

Key Terms, Definitions and Explanatory Notes
General

•	"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.

•	Comparisons are made to the same prior-year period unless otherwise stated.

•	Unless otherwise stated, references to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units.

•	Key market data regarding total market size, PMI shipments and market share can be found in Appendixes 1 and 2 provided with this press release.

•
References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the United States, total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.

•	"OTP" is defined as "other tobacco products," primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.

•	"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.

•	[NEW] In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.

•	"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.

•
Effective January 1, 2018, PMI began managing its business in six reporting segments as follows: the European Union Region (EU); the Eastern Europe Region (EE); the Middle East & Africa Region (ME&A), which includes PMI Duty Free; the South & Southeast Asia Region (S&SA); the East Asia & Australia Region (EA&A); and the Latin America & Canada Region (LA&C).

•	"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.

•	"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).

Financial

•
Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

•
PMI has adopted Accounting Standard Update ASU 2014-09 "Revenue from Contracts with Customers" as of January 1, 2018 on a retrospective basis. PMI made an accounting policy election to exclude excise taxes collected from customers from the measurement of the transaction price, thereby presenting revenues, net of excise taxes in all periods. The underlying principles of the new standard, relating to the measurement of revenue and the timing of recognition, are closely aligned with PMI's current business model and practices.

•
PMI adopted Accounting Standard Update ASU 2017-07 "Compensation - Retirement Benefits" as of January 1, 2018 on a retrospective basis. Previously, total pension and other employee benefit costs were included in operating income. Beginning January 1, 2018, only the service cost component is required to be shown in operating income, while all other cost components are presented in a new line item “pension and other employee benefit costs" below operating income.

•
Prior to 2018, management evaluated business segment performance, and allocated resources, based on operating companies income, or OCI. Effective January 1, 2018, management began evaluating business segment performance, and allocating resources, based on operating income, or OI.

•
"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of IQOS devices produced by third-party electronics manufacturing service providers.  Estimated costs associated with IQOS warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.

•
"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and

- -27 -

costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.

•
"Cost/Other" in the Financial Summary table of total PMI and the six reporting segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs; asset impairment and exit costs; and amortization of intangibles.

•	"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by net revenues.

•
"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.

•	"Net debt" is defined as total debt, less cash and cash equivalents.

•
Management reviews net revenues, OI, OI margins, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items.

•
Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.

•
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see the relevant schedules provided with this press release.

Reduced-Risk Products

•
"Reduced-risk products," or "RRPs," is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.  PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. Because PMI's RRPs do not burn tobacco, they produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.

•	IQOS is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.

•
"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Marlboro and HEETS FROM MARLBORO, defined collectively as HEETS, as well as Marlboro HeatSticks and Parliament HeatSticks.

•
Net revenues related to RRPs represent the sale of heated tobacco units, IQOS devices and related accessories, and other nicotine-containing products, primarily e-vapor products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.

- -28 -

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Quarters Ended June 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, %
				Total			Cigarette			HTU			Total			HTU
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	pp Change	2018	2017	pp Change

European Union
France	10.3	11.8	(12.4)	5.0	5.3	(5.0)	5.0	5.3	(5.0)	—	—	—	45.0	43.0	2.0	0.1	—	0.1
Germany	19.6	19.8	(1.2)	7.4	7.3	2.2	7.3	7.2	1.5	0.1	—	—	38.0	36.7	1.3	0.4	0.2	0.2
Italy	17.7	18.2	(2.9)	9.3	10.2	(9.2)	9.0	10.1	(10.5)	0.3	0.2	58.7	51.3	52.0	(0.7)	1.9	0.6	1.3
Poland	11.4	10.9	4.7	4.7	4.6	2.7	4.6	4.6	1.5	0.1	—	—	41.3	42.1	(0.8)	0.6	0.1	0.5
Spain	11.6	11.9	(1.9)	3.9	4.1	(4.8)	3.8	4.1	(5.8)	0.1	—	—	31.8	32.0	(0.2)	0.4	0.1	0.3

Eastern Europe
Russia (1)	62.5	67.7	(7.7)	17.5	19.6	(10.4)	16.9	19.5	(13.3)	0.6	0.1	+100	26.4	27.1	(0.7)	—	—	—

Middle East & Africa
Saudi Arabia	5.0	6.6	(23.8)	1.7	2.9	(42.0)	1.7	2.9	(42.0)	—	—	—	40.1	51.1	(11.0)	—	—	—
Turkey (1)	28.5	25.7	11.0	13.5	12.1	11.3	13.5	12.1	11.3	—	—	—	43.0	43.4	(0.4)	—	—	—

South & Southeast Asia
Indonesia	75.2	75.7	(0.6)	25.0	24.8	0.7	25.0	24.8	0.7	—	—	—	33.2	32.8	0.4	—	—	—
Philippines	18.9	19.1	(0.7)	13.2	12.7	3.9	13.2	12.7	3.9	—	—	—	69.6	66.5	3.1	—	—	—

East Asia & Australia
Australia	3.3	3.7	(11.7)	1.0	1.1	(12.5)	1.0	1.1	(12.5)	—	—	—	29.9	30.3	(0.4)	—	—	—
Japan	42.6	43.4	(1.9)	15.1	14.0	8.4	8.7	8.3	5.5	6.4	5.7	12.7	34.2	32.0	2.2	15.5	10.0	5.5
Korea	17.9	18.2	(1.7)	4.5	3.7	23.0	3.1	3.7	(14.8)	1.4	—	—	25.3	20.3	5.0	8.0	0.2	7.8

Latin America & Canada
Argentina	8.5	8.8	(3.2)	6.2	6.5	(4.4)	6.2	6.5	(4.4)	—	—	—	73.4	74.3	(0.9)	—	—	—
Canada	6.4	6.7	(4.3)	2.4	2.5	(2.9)	2.4	2.4	(3.1)	—	—	—	37.3	36.8	0.5	0.1	—	0.1
Mexico	9.2	9.8	(5.6)	6.1	6.9	(11.2)	6.1	6.9	(11.2)	—	—	—	66.4	70.5	(4.1)	—	—	—

(1) PMI Cigarette Market Share May QTD as measured by Nielsen
Note: % change for Total Market and PMI shipments is computed based on millions of units

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

	Six Months Ended June 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, %
				Total			Cigarette			HTU			Total			HTU
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	pp Change	2018	2017	pp Change

European Union
France	20.1	22.6	(10.9)	9.4	10.1	(6.8)	9.4	10.1	(6.7)	—	—	—	44.7	42.9	1.8	0.1	—	0.1
Germany	35.6	37.3	(4.3)	13.3	13.9	(4.8)	13.1	13.9	(5.5)	0.1	—	—	37.2	37.4	(0.2)	0.4	0.1	0.3
Italy	33.8	34.4	(1.9)	17.3	18.0	(4.3)	16.7	17.8	(6.1)	0.6	0.3	+100	51.7	51.9	(0.2)	1.7	0.6	1.1
Poland	21.2	21.1	0.6	8.6	8.9	(3.1)	8.5	8.9	(4.2)	0.1	—	—	40.6	42.1	(1.5)	0.5	0.1	0.4
Spain	21.6	21.8	(0.8)	7.1	7.3	(1.9)	7.1	7.3	(2.3)	0.1	—	—	32.0	32.0	—	0.3	0.1	0.2

Eastern Europe
Russia (1)	112.4	123.5	(8.9)	30.3	34.4	(11.9)	29.4	34.3	(14.2)	0.9	0.1	+100	26.4	27.2	(0.8)	—	—	—

Middle East & Africa
Saudi Arabia	9.9	14.8	(33.2)	2.8	7.1	(61.1)	2.8	7.1	(61.1)	—	—	—	40.8	52.8	(12.0)	—	—	—
Turkey (1)	54.4	47.7	14.0	25.0	22.0	13.8	25.0	22.0	13.8	—	—	—	43.1	43.2	(0.1)	—	—	—

South & Southeast Asia
Indonesia	144.5	146.6	(1.5)	48.0	48.2	(0.5)	48.0	48.2	(0.5)	—	—	—	33.2	32.9	0.3	—	—	—
Philippines	34.3	35.7	(3.9)	24.0	23.6	1.5	24.0	23.6	1.5	—	—	—	69.9	66.2	3.7	—	—	—

East Asia & Australia
Australia	6.2	6.9	(10.1)	1.8	2.0	(9.4)	1.8	2.0	(9.4)	—	—	—	29.3	29.1	0.2	—	—	—
Japan	82.2	84.0	(2.1)	29.3	28.8	1.6	16.7	19.0	(12.2)	12.6	9.8	28.1	34.5	31.0	3.5	15.6	8.6	7.0
Korea	33.7	34.4	(1.9)	8.6	6.7	27.0	6.0	6.7	(10.9)	2.6	—	—	25.4	19.7	5.7	7.6	0.1	7.5

Latin America & Canada
Argentina	17.6	18.1	(2.4)	13.1	13.5	(3.0)	13.1	13.5	(3.0)	—	—	—	74.1	74.5	(0.4)	—	—	—
Canada	11.1	11.5	(3.8)	4.2	4.2	(0.6)	4.2	4.2	(0.9)	—	—	—	37.9	36.1	1.8	0.1	—	0.1
Mexico	16.9	17.6	(4.3)	11.0	12.0	(8.2)	11.0	12.0	(8.2)	—	—	—	65.1	67.8	(2.7)	—	—	—

(1) PMI Cigarette Market Share May YTD as measured by Nielsen
Note: % change for Total Market and PMI shipments is computed based on millions of units

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Six Months Ended
June 30,			June 30,
$1.41		2018 Diluted Earnings Per Share (1)		$2.41
$1.14		2017 Diluted Earnings Per Share (1)		$2.17
$0.27		Change		$0.24
23.7%		% Change	11.1%

		Reconciliation:
$1.14		2017 Diluted Earnings Per Share (1)		$2.17
—		2017 Asset impairment and exit costs		—
—		2017 Tax items	(0.04)
—		2018 Asset impairment and exit costs		—
—		2018 Tax items		—
0.04		Currency		0.07
0.03		Interest		0.03
0.10		Change in tax rate		0.13
0.10		Operations (2)		0.05
$1.41		2018 Diluted Earnings Per Share (1)		$2.41

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Six Months Ended
June 30,			June 30,
2018	2017		2018	2017
$ 2,198	$ 1,781	Net Earnings attributable to PMI	$ 3,754	$ 3,371
5	5	Less distributed and undistributed earnings attributable to share-based payment awards	8	8
$ 2,193	$ 1,776	Net Earnings for basic and diluted EPS	$ 3,746	$ 3,363

1,555	1,553	Weighted-average shares for basic EPS	1,554	1,552
—	1	Plus Contingently Issuable Performance Stock Units	—	1
1,555	1,554	Weighted-average shares for diluted EPS	1,554	1,553

(2) Includes the impact of shares outstanding and share-based payments

							Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended June 30,				Six Months Ended June 30,
2018	2017	% Change		2018	2017	% Change
$ 1.41	$ 1.14	23.7%	Reported Diluted EPS	$ 2.41	$ 2.17	11.1%
0.04			Currency	0.07
$ 1.37	$ 1.14	20.2%	Reported Diluted EPS, excluding Currency	$ 2.34	$ 2.17	7.8%

Quarters Ended June 30,				Six Months Ended June 30,			Year Ended
2018	2017	% Change		2018	2017	% Change	2017
$ 1.41	$ 1.14	23.7%	Reported Diluted EPS	$ 2.41	$ 2.17	11.1%	$ 3.88
—	—		Asset impairment and exit costs	—	—		—
—	—		Tax items	—	(0.04)		0.84
$ 1.41	$ 1.14	23.7%	Adjusted Diluted EPS	$ 2.41	$ 2.13	13.1%	$ 4.72
0.04			Currency	0.07
$ 1.37	$ 1.14	20.2%	Adjusted Diluted EPS, excluding Currency	$ 2.34	$ 2.13	9.9%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended June 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2018					Combustible Products	2017	% Change
$ 2,321	$ 257	$ 2,064	—	$ 2,064	European Union	$ 2,060	12.6%	0.2%	0.2%
695	(7)	702	—	702	Eastern Europe	691	0.5%	1.6%	1.6%
910	(3)	913	—	913	Middle East & Africa	968	(6.0)%	(5.7)%	(5.7)%
1,156	(41)	1,197	—	1,197	South & Southeast Asia	1,046	10.5%	14.4%	14.4%
822	24	799	—	799	East Asia & Australia	790	4.1%	1.1%	1.1%
802	(36)	838	—	838	Latin America & Canada	748	7.3%	12.1%	12.1%
$ 6,706	$ 194	$ 6,512	—	$ 6,512	Total Combustible	$ 6,302	6.4%	3.3%	3.3%

2018					Reduced-Risk Products	2017	% Change
$ 182	$ 21	$ 161	—	$ 161	European Union	$ 50	+100%	+100%	+100%
65	(2)	67	—	67	Eastern Europe	6	+100%	+100%	+100%
112	3	109	—	109	Middle East & Africa	10	+100%	+100%	+100%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
656	21	634	—	634	East Asia & Australia	549	19.6%	15.7%	15.7%
5	—	5	—	5	Latin America & Canada	1	+100%	+100%	+100%
$ 1,020	$ 43	$ 977	—	$ 977	Total RRPs	$ 615	65.9%	58.8%	58.8%

2018					PMI	2017	% Change
$ 2,503	$ 278	$ 2,225	—	$ 2,225	European Union	$ 2,110	18.6%	5.5%	5.5%
760	(9)	769	—	769	Eastern Europe	697	9.0%	10.3%	10.3%
1,022	—	1,022	—	1,022	Middle East & Africa	978	4.5%	4.5%	4.5%
1,156	(41)	1,197	—	1,197	South & Southeast Asia	1,046	10.5%	14.4%	14.4%
1,478	45	1,433	—	1,433	East Asia & Australia	1,338	10.5%	7.1%	7.1%
807	(36)	843	—	843	Latin America & Canada	748	7.9%	12.7%	12.7%
$ 7,726	$ 237	$ 7,489	—	$ 7,489	Total PMI	$ 6,917	11.7%	8.3%	8.3%

Note: Sum of product categories or Regions might not foot to total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

								Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Six Months Ended June 30,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2018					Combustible Products	2017	% Change
$ 4,157	$ 483	$ 3,673	—	$ 3,673	European Union	$ 3,770	10.3%	(2.5)%	(2.5)%
1,222	20	1,202	—	1,202	Eastern Europe	1,204	1.5%	(0.2)%	(0.2)%
1,794	10	1,784	—	1,784	Middle East & Africa	1,925	(6.8)%	(7.3)%	(7.3)%
2,237	(49)	2,286	—	2,286	South & Southeast Asia	2,077	7.7%	10.1%	10.1%
1,559	46	1,513	—	1,513	East Asia & Australia	1,603	(2.7)%	(5.6)%	(5.6)%
1,506	(37)	1,543	—	1,543	Latin America & Canada	1,353	11.3%	14.1%	14.1%
$ 12,475	$ 473	$ 12,002	—	$ 12,002	Total Combustible	$ 11,931	4.6%	0.6%	0.6%

2018					Reduced-Risk Products	2017	% Change
$ 334	$ 40	$ 295	—	$ 295	European Union	$ 81	+100%	+100%	+100%
105	—	105	—	105	Eastern Europe	9	+100%	+100%	+100%
189	4	185	—	185	Middle East & Africa	14	+100%	+100%	+100%
—	—	—	—	—	South & Southeast Asia	—	—%	—%	—%
1,510	47	1,463	—	1,463	East Asia & Australia	945	59.8%	54.8%	54.8%
9	—	9	—	9	Latin America & Canada	1	+100%	+100%	+100%
$ 2,147	$ 91	$ 2,056	—	$ 2,056	Total RRPs	$ 1,050	+100%	95.9%	95.9%

2018					PMI	2017	% Change
$ 4,491	$ 523	$ 3,968	—	$ 3,968	European Union	$ 3,850	16.6%	3.1%	3.1%
1,327	20	1,307	—	1,307	Eastern Europe	1,213	9.4%	7.7%	7.7%
1,983	14	1,969	—	1,969	Middle East & Africa	1,939	2.3%	1.5%	1.5%
2,237	(49)	2,286	—	2,286	South & Southeast Asia	2,077	7.7%	10.1%	10.1%
3,069	93	2,976	—	2,976	East Asia & Australia	2,548	20.4%	16.8%	16.8%
1,515	(37)	1,552	—	1,552	Latin America & Canada	1,354	11.9%	14.6%	14.6%
$ 14,622	$ 564	$ 14,058	—	$ 14,058	Total PMI	$ 12,981	12.6%	8.3%	8.3%

Note: Sum of product categories or Regions might not foot to total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million.

								Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income	Total	Excluding Currency	Excluding Currency & Acquisitions

2018					Quarters Ended June 30,	2017	% Change
$ 1,177	$ 169	$ 1,008	—	$ 1,008	European Union	$ 944	24.7%	6.8%	6.8%
261	(21)	282	—	282	Eastern Europe	224	16.5%	25.9%	25.9%
403	(14)	417	—	417	Middle East & Africa	477	(15.5)%	(12.6)%	(12.6)%
440	(19)	459	—	459	South & Southeast Asia	319	37.9%	43.9%	43.9%
498	(5)	503	—	503	East Asia & Australia	510	(2.4)%	(1.4)%	(1.4)%
314	(23)	337	—	337	Latin America & Canada	263	19.4%	28.1%	28.1%
$ 3,093	$ 87	$ 3,006	—	$ 3,006	Total PMI	$ 2,737	13.0%	9.8%	9.8%

2018					Six Months Ended June 30,	2017	% Change
$ 1,917	$ 279	$ 1,638	—	$ 1,638	European Union	$ 1,692	13.3%	(3.2)%	(3.2)%
412	(13)	425	—	425	Eastern Europe	383	7.6%	11.0%	11.0%
777	(46)	823	—	823	Middle East & Africa	968	(19.7)%	(15.0)%	(15.0)%
869	(31)	900	—	900	South & Southeast Asia	689	26.1%	30.6%	30.6%
1,013	11	1,002	—	1,002	East Asia & Australia	982	3.2%	2.0%	2.0%
531	(37)	568	—	568	Latin America & Canada	439	21.0%	29.4%	29.4%
$ 5,519	$ 163	$ 5,356	—	$ 5,356	Total PMI	$ 5,153	7.1%	3.9%	3.9%

												Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2018							Quarters Ended June 30,	2017			% Change
$ 1,177	—	$ 1,177	$ 169	$ 1,008	—	$ 1,008	European Union	$ 944	—	$ 944	24.7%	6.8%	6.8%
261	—	261	(21)	282	—	282	Eastern Europe	224	—	224	16.5%	25.9%	25.9%
403	—	403	(14)	417	—	417	Middle East & Africa	477	—	477	(15.5)%	(12.6)%	(12.6)%
440	—	440	(19)	459	—	459	South & Southeast Asia	319	—	319	37.9%	43.9%	43.9%
498	—	498	(5)	503	—	503	East Asia & Australia	510	—	510	(2.4)%	(1.4)%	(1.4)%
314	—	314	(23)	337	—	337	Latin America & Canada	263	—	263	19.4%	28.1%	28.1%
$ 3,093	—	$ 3,093	$ 87	$ 3,006	—	$ 3,006	Total PMI	$ 2,737	—	$ 2,737	13.0%	9.8%	9.8%

2018							Six Months Ended June 30,	2017			% Change
$ 1,917	—	$ 1,917	$ 279	$ 1,638	—	$ 1,638	European Union	$ 1,692	—	$ 1,692	13.3%	(3.2)%	(3.2)%
412	—	412	(13)	425	—	425	Eastern Europe	383	—	383	7.6%	11.0%	11.0%
777	—	777	(46)	823	—	823	Middle East & Africa	968	—	968	(19.7)%	(15.0)%	(15.0)%
869	—	869	(31)	900	—	900	South & Southeast Asia	689	—	689	26.1%	30.6%	30.6%
1,013	—	1,013	11	1,002	—	1,002	East Asia & Australia	982	—	982	3.2%	2.0%	2.0%
531	—	531	(37)	568	—	568	Latin America & Canada	439	—	439	21.0%	29.4%	29.4%
$ 5,519	—	$ 5,519	$ 163	$ 5,356	—	$ 5,356	Total PMI	$ 5,153	—	$ 5,153	7.1%	3.9%	3.9%

														Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2018									Quarters Ended June 30,	2017			% Points Change
$ 1,177	$ 2,503	47.0%	$ 1,008	$ 2,225	45.3%	$ 1,008	$ 2,225	45.3%	European Union	$ 944	$ 2,110	44.7%	2.3	0.6	0.6
261	760	34.3%	282	769	36.7%	282	769	36.7%	Eastern Europe	224	697	32.1%	2.2	4.6	4.6
403	1,022	39.4%	417	1,022	40.8%	417	1,022	40.8%	Middle East & Africa	477	978	48.8%	(9.4)	(8.0)	(8.0)
440	1,156	38.1%	459	1,197	38.3%	459	1,197	38.3%	South & Southeast Asia	319	1,046	30.5%	7.6	7.8	7.8
498	1,478	33.7%	503	1,433	35.1%	503	1,433	35.1%	East Asia & Australia	510	1,338	38.1%	(4.4)	(3.0)	(3.0)
314	807	38.9%	337	843	40.0%	337	843	40.0%	Latin America & Canada	263	748	35.2%	3.7	4.8	4.8
$ 3,093	$ 7,726	40.0%	$ 3,006	$ 7,489	40.1%	$ 3,006	$ 7,489	40.1%	Total PMI	$ 2,737	$ 6,917	39.6%	0.4	0.5	0.5

2018									Six Months Ended June 30,	2017			% Points Change
$ 1,917	$ 4,491	42.7%	$ 1,638	$ 3,968	41.3%	$ 1,638	$ 3,968	41.3%	European Union	$ 1,692	$ 3,850	43.9%	(1.2)	(2.6)	(2.6)
412	1,327	31.0%	425	1,307	32.5%	425	1,307	32.5%	Eastern Europe	383	1,213	31.6%	(0.6)	0.9	0.9
777	1,983	39.2%	823	1,969	41.8%	823	1,969	41.8%	Middle East & Africa	968	1,939	49.9%	(10.7)	(8.1)	(8.1)
869	2,237	38.8%	900	2,286	39.4%	900	2,286	39.4%	South & Southeast Asia	689	2,077	33.2%	5.6	6.2	6.2
1,013	3,069	33.0%	1,002	2,976	33.7%	1,002	2,976	33.7%	East Asia & Australia	982	2,548	38.5%	(5.5)	(4.8)	(4.8)
531	1,515	35.0%	568	1,552	36.6%	568	1,552	36.6%	Latin America & Canada	439	1,354	32.4%	2.6	4.2	4.2
$ 5,519	$ 14,622	37.7%	$ 5,356	$ 14,058	38.1%	$ 5,356	$ 14,058	38.1%	Total PMI	$ 5,153	$ 12,981	39.7%	(2.0)	(1.6)	(1.6)

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 6
(2) For the calculation of Net Revenues excluding currency and acquisitions refer to Schedules 3 and 4

					Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended June 30,				Six Months Ended June 30,
2018	2017	Change Fav./(Unfav.)		2018	2017	Change Fav./(Unfav.)
$ 21,100	$ 19,319	9.2%	Revenues including Excise Taxes	$ 39,526	$ 35,875	10.2%
13,374	12,402	(7.8)%	Excise Taxes on products	24,904	22,894	(8.8)%
7,726	6,917	11.7%	Net Revenues	14,622	12,981	12.6%
2,744	2,519	(8.9)%	Cost of sales	5,359	4,696	(14.1)%
4,982	4,398	13.3%	Gross profit	9,263	8,285	11.8%
1,868	1,639	(14.0)%	Marketing, administration and research costs	3,701	3,088	(19.9)%
—	—		Asset impairment and exit costs	—	—
21	22		Amortization of intangibles	43	44
3,093	2,737	13.0%	Operating Income	5,519	5,153	7.1%
168	213	21.1%	Interest expense, net	395	432	8.6%
6	16	62.5%	Pension and other employee benefit costs	12	36	66.7%
2,919	2,508	16.4%	Earnings before income taxes	5,112	4,685	9.1%
644	689	6.5%	Provision for income taxes	1,203	1,230	2.2%
(20)	(23)		Equity investments and securities (income)/loss, net	(33)	(45)
2,295	1,842	24.6%	Net Earnings	3,942	3,500	12.6%
97	61		Net Earnings attributable to noncontrolling interests	188	129
$ 2,198	$ 1,781	23.4%	Net Earnings attributable to PMI	$ 3,754	$ 3,371	11.4%

			Per share data (1):
$ 1.41	$ 1.14	23.7%	Basic Earnings Per Share	$ 2.41	$ 2.17	11.1%
$ 1.41	$ 1.14	23.7%	Diluted Earnings Per Share	$ 2.41	$ 2.17	11.1%

(1) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the six months ended June 30, 2018 and 2017 are shown on Schedule 1, Footnote 1.

		Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios) / (Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$6,587	$8,447
All other current assets	13,441	13,147
Property, plant and equipment, net	7,113	7,271
Goodwill	7,312	7,666
Other intangible assets, net	2,336	2,432
Investments in unconsolidated subsidiaries and equity securities	1,352	1,074
Other assets	2,580	2,931
Total assets	$40,721	$42,968

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$592	$499
Current portion of long-term debt	3,025	2,506
All other current liabilities	13,824	12,957
Long-term debt	28,048	31,334
Deferred income taxes	793	799
Other long-term liabilities	4,607	5,103
Total liabilities	50,889	53,198

Total PMI stockholders' deficit	(11,915)	(12,086)
Noncontrolling interests	1,747	1,856
Total stockholders' (deficit) equity	(10,168)	(10,230)
Total liabilities and stockholders' (deficit) equity	$40,721	$42,968

				Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended June 30, 2018			Year Ended December 31, 2017
	July ~ December	January ~ June	12 months
	2017	2018	rolling
Net Earnings	$2,841	$3,942	$6,783	$6,341
Equity (income)/loss in unconsolidated subsidiaries, net	(14)	(28)	(42)	(59)
Provision for income taxes	3,077	1,203	4,280	4,307
Interest expense, net	482	395	877	914
Depreciation and amortization	468	488	956	875
Asset impairment and exit costs	—	—	—	—
Adjusted EBITDA	$6,854	$6,000	$12,854	$12,378

			June 30,	December 31,
			2018	2017
Short-term borrowings			$592	$499
Current portion of long-term debt			3,025	2,506
Long-term debt			28,048	31,334
Total Debt			$31,665	$34,339
Cash and cash equivalents			6,587	8,447
Net Debt			$25,078	$25,892

Ratios:
Total Debt to Adjusted EBITDA			2.46	2.77
Net Debt to Adjusted EBITDA			1.95	2.09

						Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended June 30,				Six Months Ended June 30,
2018	2017	% Change		2018	2017	% Change
$ 3,993	$ 3,228	23.7%	Net cash provided by operating activities (1)	$ 5,373	$ 4,071	32.0%
218			Currency	355
$ 3,775	$ 3,228	16.9%	Net cash provided by operating activities, excluding currency	$ 5,018	$ 4,071	23.3%

(1) Operating cash flow